Exhibit 99.1

Contact: Richard Fish Chief Financial Officer 720-479-3538 rfish@wideopenwest.com

WOW! ANNOUNCES

ISSUANCE OF $100 MILLION NEW SENIOR NOTES

ENGLEWOOD, CO — (April 1, 2014) - WideOpenWest Finance, LLC (“WOW!” or the “Company”), today announced that it has closed on the issuance of $100.0 million aggregate principal amount of additional 10.250% Senior Notes, due 2019, (the “additional notes”) in a private offering conducted pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”).

The additional notes have been issued under the indenture governing the Company’s $725.0 million Senior Notes, due 2019, issued on July 17, 2012.  The additional notes will be treated as a single series with the existing notes under identical terms, except that the additional notes will be subject to registration rights for public registration in the same manner the existing notes were registered.  The Company expects to use the net proceeds of the offering to repay a portion of the borrowings outstanding under its revolving credit facility, for general corporate purposes, and to pay certain fees and expenses relating to the offering.

About WOW!

WOW! has been one of the nation’s leading providers of high-speed Internet, cable TV, and phone serving communities in Illinois, Michigan, Indiana and Ohio since 2001.  In July 2012, WOW! acquired Knology, Inc. and began serving additional communities in the Southeast and Midwest.  WOW! is privately owned and controlled by Avista Capital Partners.  For more information, you can visit our website at www.wowway.com

The additional notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States or to or for the benefit of U.S. persons unless so registered except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable securities laws in other jurisdictions.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements reflect management’s current views with respect to future events and financial performance.  The forward-looking statements included in this release are made as of the date hereof. Except as required by law, we assume no obligation to update these forward-looking statements, even if new information becomes available in the future.  Actual results may differ materially from those expected because of various risks and uncertainties.  You should review our filings with the U.S. Securities and Exchange Commission, including the section titled “Risk Factors” contained in our Registration Statement and any subsequent quarterly reports, for a discussion of such risks and uncertainties.

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